Exhibit 99.1

February 16, 2021

Penn Virginia Provides Operational Update

HOUSTON, Feb. 16, 2021 (GLOBE NEWSWIRE) — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC) today announced an operational update.

Operational and Financial Update

•	Closed transactions with Juniper Capital on January 15, 2021, which resulted in reduced debt, enhanced liquidity and a larger asset base;

•	Sold 16,719 barrels of oil per day for the fourth quarter of 2020, at the high end of guidance. Total sales for the fourth quarter of 2020 were 21,502 barrels of oil equivalent per day;

•	Realized oil price for the fourth quarter of 2020 of approximately $48.84 per barrel, including hedge settlements;

•	Estimated capital expenditures for the fourth quarter of 2020 of $33 million, which was below the low end of guidance; and

•	Free cash flow (“FCF”)(1) positive for the fourth quarter of 2020 and for the full year 2020.

Darrin Henke, President and Chief Executive Officer of Penn Virginia, commented, “We were pleased to finish the year with strong operational results, including fourth quarter oil production volumes that materially exceeded the mid-point of guidance and capital expenditures below the low end of guidance. These strong operating results generated free cash flow for the quarter, our fifth consecutive quarter with free cash flow. Going forward, we expect to benefit from the advantages afforded by the recently closed transactions with Juniper, including our much stronger balance sheet, significantly enhanced liquidity, and larger operational footprint.”

About Penn Virginia Corporation

Penn Virginia Corporation is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in south Texas. For more information, please visit our website at www.pennvirginia.com. The information on the Company’s website is not part of this release.

Forward-Looking Statements

This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward- looking statements, and such statements include, words such as “anticipate,” “guidance,” “assumptions,” “projects,” “forward,” “estimates,” “outlook,” “expects,” “continues,” “intends,”

“plans,” “believes,” “future,” “potential,” “may,” “foresee,” “possible,” “should,” “would,” “could” and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. In addition, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this communication speak only as of the date of the communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward- looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Footnotes

(1)	Free cash flow is a non-GAAP financial measure that is defined at the end of this release.

Definition and Explanation of Free Cash Flow

Free Cash Flow is not a measure of net income (loss) as determined by GAAP. We define Free Cash Flow as Discretionary Cash Flow (non-GAAP) less acquisition capital plus asset divestiture proceeds plus sales and use tax refunds less oil and gas capital expenditures. Discretionary Cash Flow is defined as Net Cash Provided by Operating Activities (GAAP) less changes in working capital (current assets and liabilities). We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Our definition of Free Cash Flow may differ from the definition used by other companies. Free Cash Flow should be considered as a supplement to net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity.

Contact

Clay Jeansonne

Investor Relations

Ph: (713) 722-6540

E-Mail: invest@pennvirginia.com

Source: Penn Virginia Corporation